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                                                                  EXHIBIT 10.17

                         AMENDED EMPLOYMENT AGREEMENT

   This Agreement is made and entered into effective June 12, 2000, and amended on March 8, 2001, by and between Valley Media, Inc. (the "Company") and Lewis Garrett ("Employee").

   1. Employment.

   1.1 The Company agrees to employ Employee on the terms and conditions of this Agreement commencing on the above date and continuing until terminated as provided in Sections 2 or 7 below.

   1.2 The Company and Employee acknowledge that Employee's job title, duties and compensation may be changed by the Company from time to time as determined by the Company in its sole discretion. The Company and Employee acknowledge that neither this Agreement, nor the Company's Employee Handbook ("Handbook"), nor any of the Company's other policies, procedures or practices, nor any statement or representation by any other employee of the Company shall be construed as a contract of employment for a specified position or specified term extending past June 12, 2002.

   2. Term of Employment.

   The term of the Employee's employment shall commence on June 12, 2000, and continue until June 12, 2002, unless terminated earlier as provided in Section 7 below.

   3. Duties of Employee.

   3.1 Employee agrees to accept employment on the terms set forth in this Agreement. Employee will be the Senior Vice President, Purchasing and Marketing, and will perform all services customarily required for such a position.

Amended: Effective February 4th, 2001, Employee will be the Executive Vice President, and will perform all services customarily required for such a position.

   3.2 Employee will consult with and secure the approval of the Company's President prior to the hiring or termination of employment of any personnel. Employee agrees to keep the Company informed of the activities of Employee's department and the status of all research, business efforts and other activities being developed, conducted or monitored by that department. Employee acknowledges and agrees that performance of Employee's duties will require travel at such times and for such periods as may be necessary or appropriate.

   3.3 Employee agrees to devote Employee's full time, attention, skill, and efforts to the performance of duties for the Company, its parent, subsidiaries, and affiliates.

   Employee shall perform such additional duties as the Company may assign during the term of this Agreement, including services for any subsidiary or affiliated entities.

   3.4 Employment during the term of this Agreement shall be on a full-time basis. Employee will not enter into any employment or independent contractor relationship with any other person or entity without the advance written consent of the Company's President.

   4. Compensation.

   4.1 Salary. Company shall pay to Employee, in full consideration of all services to be rendered by Employee, compensation at the rate of Seven Thousand, One Hundred Fifteen Dollars and Thirty-Eight Cents ($7,115.38), commencing as of the date of this Agreement, payable biweekly, in accordance with the Company's normal pay practices, and subject to such withholding as may be required by law, prorated for any partial employment period.

Amended: Effective February 4th, 2001 the Company shall pay to Employee, in full consideration of all services to be rendered by Employee, compensation at the rate of Eight Thousand, Six Hundred Fifty-Three Dollars and Eighty-Five Cents ($8,653.85).

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   4.2 Bonus. For fiscal year 2001 (April 2000 through March 2001) Employee will be eligible, on a prorated basis calculated on actual service during fiscal year 2001, for a bonus. The specifics of the bonus plan will be created after this Agreement is executed; however, the bonus plan will include components based on the Employee's performance and the Company performance with a target of Thirty Percent (30%) of Employee's base salary.

Amended: For fiscal year 2001 (April 2000 through March 2001) Employee will be paid a guaranteed bonus of Thirty Thousand Dollars, ($30,000.00) on April 1st, 2001.

   4.3 Stock Options. Upon execution of this Agreement, and under the Company's Amended and Restated 1997 Stock Option Plan (the "Plan"), Employee shall be granted an option to purchase 15,000 shares of the Company's Common Stock subject to the approval of the Compensation Committee of the Company's Board of Directors.

Amended: Effective 2/8/01, Employee was granted by the Compensation Committee of the Company's Board of Directors an Incentive Stock Option to buy 30,000 shares of Valley Media, Inc. stock at $0.875 per share to be administered under the Amended and Restated 1997 Stock Option Plan.

   4.4 Housing and Car Allowance. Upon execution of this Agreement, the Company agrees to provide Employee with a housing allowance of One Thousand One Hundred Dollars ($1,100.00) per month, net of tax withholding, for the period up to and including June 30, 2001, and a car allowance of Five Hundred Dollars ($500.00) per month, net of tax withholding.

   4.5 Personal Time. Employee shall earn 15 days per year of Personal Time Off (PTO) as governed by the Company's Personal Time Off Plan.

   4.6 Other Employee Benefits. Beginning on the first day of the month following Employee's start date, and continuing during the term of this Agreement, the Employee shall be entitled to receive all employee benefits generally available to other employees of the same level and type as Employee.

   5. Unfair Competitive Practices.

   5.1 During the term of this Agreement, Employee shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage in or participate in any business that is in competition in any manner whatsoever with the business of the Company, its parent, subsidiaries, or affiliates.

   5.2 Employee will not at any time during or after Employee's employment, solicit or take away, directly or indirectly, any person, entity or business that is a customer or prospective customer of the Company or any of its affiliates or subsidiaries.

   5.3 During the term of this Agreement, and after termination of this Agreement, Employee agrees that Employee will not, directly or indirectly, solicit, induce or influence any person employed or engaged by the Company to terminate such employment or engagement.

   5.4 During the term of this Agreement, Employee will not undertake planning for, or the organization of, any business activity competitive with the Company's business or combine or conspire with other employees or representatives of the Company's business with the purpose of organizing any such competitive activity.

   5.5 During the term of this Agreement, and after termination of this Agreement, Employee will not make any disparaging or defamatory comments to any third party regarding the Company, its parent, subsidiaries or affiliates concerning its or their officers, directors, employees or agents, or concerning its or their services or methods of doing business. Further, Employee will not at any time during or after Employee's employment do anything that could affect to the Company's detriment any relationship of the Company with any current, future or prospective customer, supplier or Company employee, or which could cause any current, future or prospective client or customer to refrain from entrusting business or additional business to the Company.

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   5.6 Employee agrees that, where applicable, the provisions of this section shall survive the termination of Employee's employment.

   6. Trade Secrets.

   6.1 Employee acknowledges that during the term of this Agreement, Employee will have access to, and become acquainted with, proprietary trade secret information belonging to the Company, its parent, subsidiaries, affiliates, clients, and customers, including, without limitation, information concerning their organization, business and affairs, their client lists, supplier lists, pricing information, profit margins, referral source lists, client presentations (actual and proposed), sales and financing projections, budget information and procedures, computer software, techniques of operation, employee compensation and financial structure, future promotion plans and strategies of any kind or nature, (hereinafter referred to as "Confidential Information"). Employee acknowledges that information may be Confidential Information even though not expressly stamped or identified as such, and that Employee will treat all information in the general categories identified above as Confidential Information. Employee further acknowledges that Confidential Information is highly confidential, a valuable trade secret, and the sole property of the Company and its parent, subsidiaries, affiliates, clients, and customers, as the case may be, and that the protection and preservation of Confidential Information by Employee is absolutely vital to the continued success of the promotion and marketing business of the Company, and the preservation of the trust of its clients. Accordingly, Employee shall not disclose, reveal, or divulge to any person any Confidential Information or other trade secrets, directly or indirectly, or use them in any way, except as required in the course of Employee's employment under this Agreement.

   6.2 Upon termination of employment with the Company for any reason, or at any other time the Company demands, Employee shall deliver promptly to the Company all material and documentation relating to the Company, including without limitation, all memoranda, notes, records, reports, manuals, drawings, blueprints, employee lists, customer lists, referral source lists, vendor service lists, software programs, and any other documents, whether or not of a confidential nature, belonging to the Company, including all copies of such materials which Employee may then possess or have under Employee's control. Employee further agrees that upon termination of employment, Employee shall not retain any document, data or other materials containing or pertaining to the Confidential Information.

   6.3 For a period of eighteen (18) months following the termination of Employee's employment, Employee will not accept any employment or other relationship, directly or indirectly, with any person or entity that provides any type of audio and/or video wholesale distribution services to any Company client or prospective client wherein the loyal and complete fulfillment of the duties of the competitive employment or relationship would require or be expected to require Employee to reveal, to make judgments on or otherwise to use, any Confidential Information. Employee acknowledges the importance of preserving the Company's Confidential Information, especially in the audio and/or video wholesale distribution industry, and agrees that Employee will not accept any employment or other relationship with any firm that provides audio and/or video wholesale distribution services without notifying the Company in writing in advance and without advising the prospective employer of Employee's obligations concerning Confidential Information. Employee agrees that the Company shall be entitled without liability to notify any prospective or actual employer of the terms of this agreement.

   6.4 Employee agrees and acknowledges that a breach of the provisions of paragraphs 5 or 6 will result in damage or loss to the Company which cannot be reasonably or adequately compensated in damages and will cause the Company irreparable injury. Employee expressly agrees that the Company shall be entitled to injunctive and other equitable relief to prevent a breach of paragraphs 5 or 6 of this Agreement, without the need for the posting of any bond or other security. Resort to such equitable relief shall not be construed to be a waiver of any other rights or remedies the Company may have for damages or otherwise.

   6.5 Employee agrees that the provisions of this section shall survive termination of Employee's employment.

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   7. Termination. This Agreement may be terminated prior to the expiration of the Term as follows:

   7.1 Upon Disability or Death. If during the Term, the Employee shall become physically or mentally disabled, whether totally or partially, either permanently or so that the Employee, in the good faith judgment of the Company, is unable substantially and competently to perform his duties hereunder for a period of Ninety (90) consecutive days or for Ninety (90) days during any six (6) month period during the Term (a "Disability"), the Company may terminate the Employee's employment hereunder. In order to assist the Company in making that determination, the Employee shall, as reasonably requested by the Company,

     (i) make himself available for medical examinations by one or more physicians chosen by the Company, and

     (ii) grant to the Company and any such physicians access to all relevant medical information concerning him, arrange to furnish copies of his medical records to the Company and use his best efforts to cause his own physicians to be available to discuss his health with the Company.

   If the Employee dies during the Term, this Agreement shall automatically terminate as of the close of business on the date of his death. Upon termination for Disability or death, the Company shall not be obligated to make any salary or other payments or provide any benefits under this Agreement (other than salary payments for services already rendered, bonus payments for fiscal years that have ended, and reimbursements for expenses incurred, through the date of termination).

   7.2 For Cause. This Agreement may be terminated at any time by the Company, effective immediately upon written notice to the Employee for Cause and all of the Employee's rights to payments (other than salary payment for services already rendered, bonus payments for fiscal years that have ended, and reimbursements for expenses incurred, through the date of such termination) and any other benefits otherwise due hereunder shall cease immediately. The Company shall have "Cause" for termination of the Employee if any of the following has occurred:

     (a) Employee continues to fail to perform substantially his duties hereunder (other than as a result of a Disability) following a written demand therefore by the Company not less than thirty (30) days prior to the effective date of termination, provided that a policy disagreement that does not involve a failure to substantially perform requested duties shall not constitute "Cause" hereunder;

     (b) Employee is engaged in dishonesty or gross negligence in the performance of Executive's duties hereunder;

     (c) Employee commits an act or acts constituting a felony under the laws of the United States or any state thereof;

     (d) Employee commits a willful act or omission (other than a lawful business decision, or an act or omission in furtherance thereof, that is within the scope of Employee's authority hereunder) which is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries; or

     (e) Employee breaches any provision or covenant contained in this Agreement, including, without limitation, the covenants contained in Sections 5 and 6, or any other part of this Agreement.

   7.3 Resignation. The Employee shall have the right to terminate this Agreement upon Sixty (60) days written notice to the Company, and upon such termination, all of the Employee's rights and payments (other than payments for services already rendered and expenses incurred through the date of such notice) and any other benefits otherwise due hereunder shall cease immediately.

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Amended March 8, 2001:

 Change in Control.

   For the purposes of this Agreement "Change in Control" means the occurrence of one or more of the following events:

     (a) The Company sells substantially all of its assets to a single purchaser or a group of associated purchasers;

     (b) At least fifty percent (50%) of the outstanding corporate shares of the Company are sold, exchanged or otherwise disposed of in one transaction; or

     (c) There is a merger or consolidation of the Company in a transaction in which the Company's shareholders receive less than fifty percent (50%) of the outstanding voting shares of the new or continuing corporation.

   In the event of a "Change in Control" as defined above where the Employee's employment is terminated without cause, the Company shall continue to pay Employee's salary for six (6) months from the date of termination. Employee will not continue to accrue vacation or sick leave. For a period of six (6) months, Employee will continue to receive medical and dental benefits.

   If Employee elects to terminate his employment with the Company or its successor within six (6) months of a "Change in Control" (as defined above), Company or its successor shall continue to pay Employee's salary and medical and dental benefits for six (6) months.

   8. Assignment.

   Employee may not, without the prior written consent of the Company, assign this Agreement or any rights or obligations hereunder. The Company may assign this Agreement and delegate any of its rights and duties, without the consent of Employee, to any of its subsidiaries or affiliates or to any person or entity who purchases the assets or stock of the Company.

   9. Ownership of Materials.

   9.1 All memoranda, reports, drawings, designs, programs, promotions, software and other materials or documents, whether or not confidential, created or developed by Employee pursuant to Employee's employment (whether alone or in conjunction with any other person), or which Employee may disclose to the Company during the term hereof shall be the sole and absolute property of the Company for any and all purposes whatsoever, and Employee agrees that Employee does not have, and will not claim to have, any right, title or interest of any kind or nature whatsoever in or to such materials. Employee further agrees to execute any and all documents reasonably required by Company in order to evidence or perfect Company's ownership of such materials.

   9.2 Employee agrees that the provisions of this section shall survive termination of Employee's employment.

   10. Miscellaneous.

   10.1 This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by the Company, and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party or anyone acting on behalf of any party which are not expressly contained herein.

   10.2 This Agreement may not be amended, supplemented, or modified or extended except by a written agreement which expressly refers to this Agreement and which is signed by each of the parties hereto.

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   10.3 This Agreement is made in and shall be governed by the laws of
California.

   10.4 In the event that any provision of this Agreement is determined to be illegal, invalid, or void for any reason, the remaining provisions hereof shall continue in full force and effect.

   10.5 To the extent that any portion of this Agreement is deemed unenforceable by virtue of its scope in terms of area, business activity prohibited and/or length of time, but could be enforceable by reducing the scope of area, business activity prohibited and/or length of time, Employee and the Company agree that same shall be enforced to the fullest extent permissible under the laws and public policies applied in the jurisdiction in which enforcement is sought, and that the Company shall have the right, in its sole discretion, to modify such invalid or unenforceable provision to the extent required to be valid and enforceable.

   Employee agrees to be bound by any promise or covenant imposing the maximum duty permitted by law which is subsumed within the terms of any provision hereof, as though it were separately articulated in and made a part of this Agreement, that may result from striking or modifying any of the provisions hereof.

   10.6 Employee agrees to abide by the terms of the Handbook and any other Company policies, procedures and directives. Employee understands and acknowledges that the terms of the Handbook, and other Company policies, procedures and directives may be amended, supplemented or modified from time to time by the Company, with or without prior notice to the Employee. In the event of any conflict between the terms of the Handbook, or any other policies, procedures or directives, and the provisions of this Agreement, the provisions of this Agreement shall govern.

   10.7 Employee represents and warrants to the Company that there is no restriction or limitation, by reason of any agreement or otherwise, upon Employee's right or ability to enter into this Agreement and fulfill the obligations under this Agreement.

   10.8 Employee acknowledges, represents and agrees that Employee is not relying on any inducement, representation, promise, or other statement not expressly set forth herein in entering into this Agreement and accepting employment with the Company, including without limitation any representation regarding the term of employment or any right to continued employment, other than what is described in this Agreement.

   10.9 The Company and Employee agree that claims or controversies arising between them concerning this Agreement, Employee's employment or the termination of such employment shall be resolved by binding arbitration in accordance with the provisions of Exhibit A, except as otherwise provided therein.

                                                    /s/ Lewis Garrett
                                          By: ________________________________
                                                 Lewis Garrett, EMPLOYEE

Date: March 19, 2001

                                          VALLEY MEDIA, INC.

                                                   /s/ James P. Miller
                                          By: ________________________________
                                           James P. Miller, President and COO

Date: March 12, 2001

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